Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-4, Amendment No. 2, of our report dated April 1, 2024, except for Note 2, as to which the date is March 20, 2025, relating to the financial statements of Titan Pharmaceuticals, Inc. as of and for the year ended December 31, 2023, which is contained in that Prospectus. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

WithumSmith+Brown, PC

Whippany, New Jersey

May 30, 2025

WithumSmith+Brown, PC 200 Jefferson Park, Suite 400, Whippany, New Jersey 07981-1070 T (973) 898 9494 F (973) 898 0686 withum.com

AN INDEPENDENT MEMBER OF HLB - THE GLOBAL ADVISORY AND ACCOUNTING NETWORK